Company Contact:	Investor Contact:
AboveNet, Inc.	Lippert/Heilshorn & Associates, Inc
Lloyd Jarkow	Jody Burfening/Amy Gibbons
Vice President, Corporate Development	212-838-3777
914-421-6700	agibbons@lhai.com
ljarkow@above.net

AboveNet Reports Fourth Quarter 2009 Adjusted EBITDA of $39.2 Million
on Revenue of $94.3 Million

White Plains, N.Y., March 10, 2010 — AboveNet, Inc. (NYSE: ABVT), a leading provider of high-bandwidth connectivity solutions, announced results for the fourth quarter and full year ended December 31, 2009.

“In 2009 we posted strong results that were in line with our expectations for revenue growth, Adjusted EBITDA margin and capital spending,” said Bill LaPerch, AboveNet’s President and CEO. “We executed well against our strategy to grow with our customers and enlarge our addressable market by focusing on lit services. In 2009, for the first time, lit services revenue surpassed dark fiber revenue. We also turned free cash flow positive, giving us additional capital for growth.”

“Beginning in 2010, we plan to invest a greater portion of our capital spending on projects designed to position the company for growth over the next five years,” added Mr. LaPerch. “The market for next-generation Wavelength and Ethernet services is in its early stages, opening up attractive growth opportunities for us. We intend to leverage our capabilities as a focused provider of high-bandwidth solutions to help us achieve industry-leading growth rates over the long-term.”

Fourth Quarter and Full Year 2009 Highlights
•
Revenue in the fourth quarter of 2009 was $94.3 million, an increase of $4.5 million, or 5.0%, compared to the fourth quarter of 2008. Excluding contract termination revenue from the 2008 and 2009 fourth quarters, revenue would have been $81.1 million and $93.4 million, respectively, an increase of $12.3 million, or 15.2%.

•
Domestic metro services revenue grew 27.6% to $25.4 million in the fourth quarter of 2009 from $19.9 million in the fourth quarter of 2008; domestic WAN services revenue increased 21.4% to $17.6 million in the fourth quarter of 2009 from $14.5 million in the fourth quarter of 2008.

•	Net income for the fourth quarter of 2009 was $206.9 million which includes the recognition of $183.0 million of non-cash tax benefits.
•	Cash provided by operating activities increased to $157.2 million for the full year of 2009, compared to $116.1 million for the full year of 2008.
•	Cash used for capital expenditures was $118.7 million for the full year of 2009, compared to $117.2 million for the full year of 2008.
•	Cash and cash equivalents at December 31, 2009 were $165.3 million, compared to $87.1 million at December 31, 2008.

“During 2009, we further strengthened our financial position, adding $78.2 million to our cash balance. The increase in cash was achieved from cash flow provided by operating activities and cash from financing activities, which included borrowing under our delayed draw facility. Our balance sheet creates a competitive advantage for us in our markets and gives us the flexibility to invest in long-term growth opportunities,” said Joe Ciavarella, Senior Vice President and Chief Financial Officer.

Stock Split
All share and per share information has been retroactively adjusted to reflect the two-for-one stock split, effective September 3, 2009.

Fourth Quarter Financial Results
Revenue for the fourth quarter of 2009 was $94.3 million, a 5.0% increase from $89.8 million for the fourth quarter of 2008. Included in revenue was contract termination revenue of $0.9 million for the fourth quarter of 2009, compared to $8.7 million, for the fourth quarter of 2008. Excluding contract termination revenue from the 2008 and 2009 fourth quarters, revenue would have been $81.1 million and $93.4 million, respectively, an increase of $12.3 million, or 15.2%.

For the fourth quarter of 2009, revenue from domestic operations was $85.0 million, compared to $82.5 million for the fourth quarter of 2008. Revenue from domestic metro services in the 2009 fourth quarter totaled $25.4 million, up 27.6% from $19.9 million for the 2008 fourth quarter. Revenue from domestic WAN services was $17.6 million in the 2009 fourth quarter, an increase of 21.4% from $14.5 million in the 2008 fourth quarter. Revenue from domestic fiber infrastructure services in the fourth quarter of 2009 totaled $40.2 million, an increase of 6.9% from $37.6 million for the fourth quarter of 2008. Revenue from our foreign operations, primarily in the U.K., increased to $9.3 million for the fourth quarter of 2009 from $7.3 million in the prior year period. This increase is primarily due to the growth in revenue in local currency in the U.K., partially aided by the strengthening exchange rate of the British pound versus the U.S. dollar in the 2009 fourth quarter compared to the 2008 fourth quarter.

Costs of revenue was $35.1 million for the fourth quarter of 2009, compared to $31.5 million for the fourth quarter of 2008, an increase of 11.4%. The increase in costs of revenue reflects increased co-location and third party network costs. Selling, general and administrative expenses were $21.4 million for the fourth quarter of 2009, compared to $21.7 million for the fourth quarter of 2008, a decrease of $0.3 million. This decrease is primarily a result of the reduction in professional fees due to the normalization of our financial reporting and lower non-cash stock-based compensation expense offset, in part, by increased costs associated with additional sales organization headcount. Depreciation and amortization expense was $14.3 million for the fourth quarter of 2009, compared to $11.3 million for the fourth quarter of 2008.

Operating income was $23.5 million for the fourth quarter of 2009, compared to $25.3 million for the fourth quarter of 2008, reflecting a decrease of $1.8 million, primarily due to increased depreciation expense in the 2009 fourth quarter compared to the 2008 fourth quarter. The fourth quarter of 2009 reflects a net benefit from income taxes of $182.9 million, compared to a provision for income taxes for the fourth quarter of 2008 of $5.3 million. Included in the 2009 amount are non-cash tax benefits of $183.0 million relating to the reduction of certain valuation allowances previously established with respect to deferred tax assets in the U.S. and the U.K. Net income for the fourth quarter of 2009, including the aforementioned tax benefits, was $206.9 million, or $7.96 per diluted share, compared to $17.3 million, or $0.71 per diluted share, for the fourth quarter of 2008.

Adjusted EBITDA for the fourth quarter of 2009 was $39.2 million, compared to $39.5 million for the fourth quarter of 2008. Adjusted EBITDA Margin was 41.6% for the fourth quarter of 2009, compared to 44.0% in the fourth quarter of 2008.

Year Ended 2009 Financial Results
Revenue for the year ended December 31, 2009 was $360.1 million, an increase of 12.6% from $319.9 million for the year ended December 31, 2008. Included in revenue was contract termination revenue of $3.9 million and $15.4 million for 2009 and 2008, respectively. Excluding contract termination revenue, 2009 revenue would have increased 17.0% from 2008.

For the twelve months ended December 31, 2009, revenue from our domestic operations was $327.3 million, an increase of 13.6% from $288.2 million in the prior year period. Revenue from domestic metro services totaled $94.8 million, up 38.6% from $68.4 million in 2008. Revenue from domestic WAN services was $67.0 million, an increase of 34.8% from the $49.7 million reported for 2008. Revenue from domestic fiber infrastructure services totaled $158.3 million, an increase of 5.9% from the $149.5 million reported for 2008. Revenue from our foreign operations, primarily in the U.K., increased to $32.8 million in 2009 from $31.7 million in the prior year. This increase was attributed to revenue growth in local currency, which more than offset the weakening exchange rate of the British pound compared to the U.S. dollar during the two periods.

Costs of revenue was $130.7 million for 2009, compared to $126.0 million for 2008, an increase of $4.7 million, or 3.7%. Costs of revenue includes a provision for equipment impairment of $1.2 million in 2009 and $0.4 million in 2008. In addition, 2008 includes a lease abandonment cost of $0.7 million. The net increase in costs of revenue was related to higher co-location costs, third party network charges, increased payroll related expenses (due to the full year effect of headcount hired in 2008 and new headcount in 2009) and right-of-way related charges, which were partially offset by the savings of costs incurred for temporary capacity in 2008 that were not required in 2009. Selling, general and administrative expenses were $82.5 million for 2009, compared to $90.5 million for 2008, a reduction of $8.0 million, or 8.8%. The decrease related primarily to a reduction in non-cash stock-based compensation expense and reduced professional fees, which were partially offset by an increase in payroll related charges. Additionally, 2008 selling, general and administrative expense included the loss on asset abandonment of $2.3 million. Depreciation and amortization expense was $52.0 million for 2009, compared to $48.3 million for 2008, reflecting depreciation on additions to our property and equipment.

Operating income was $94.9 million for the year ended December 31, 2009, compared to $55.1 million for the year ended December 31, 2008, an increase of $39.8 million. The Company recorded net tax benefits totaling $187.6 million in 2009, of which $183.0 million represents the non-cash tax benefits recorded in connection with the release of certain valuation allowances discussed above. Full year 2008 included a tax provision of $8.3 million. Net income for 2009 was $281.6 million, or $11.06 per diluted share, compared to $42.3 million, or $1.73 per diluted share, for 2008.

Adjusted EBITDA for full year 2009 was $156.6 million, compared to $115.9 million for 2008. Adjusted EBITDA Margin was 43.5% for 2009, compared to 36.2% for 2008.

Capital expenditures for 2009 were $118.7 million, compared to $117.2 million for 2008.

As of December 31, 2009, cash and cash equivalent balances were $165.3 million, compared to $87.1 million at December 31, 2008. Additionally, at December 31, 2009, indebtedness for borrowed money totaled $57.3 million, compared to $36.0 million at December 31, 2008. The Company used $3.2 million to make its quarterly scheduled principal repayments during the last three quarters of 2009.

Guidance
Management provided its 2010 outlook for revenue in the range of $395 million to $400 million. Adjusted EBITDA Margin for 2010 is expected to be roughly in line with the actual Adjusted EBITDA Margin for 2009. Cash used for capital expenditures for 2010 is expected to be between $150 million and $160 million. Management expects Adjusted EBITDA to exceed cash used for capital expenditures in 2010.

Non-GAAP Financial Measures
“Adjusted EBITDA” is defined as net income before provision for (benefit from) income taxes, other income/expense, interest income/expense, gain on reversal of foreign currency translation adjustments from liquidation of subsidiaries, income/loss from discontinued operations, gain/loss on asset dispositions, depreciation and amortization, and non-cash based stock compensation. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margin are not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. Rather, Adjusted EBITDA and Adjusted EBITDA Margin are measures of operating performance that investors may consider in addition to such measures. AboveNet’s management believes that adjusted or modified EBITDA and its related margin are measures of operating performance that are commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because they eliminate many differences in financial, capitalization, and tax structures, as well as certain non-cash and non-operating charges to earnings. AboveNet’s management currently uses Adjusted EBITDA and Adjusted EBITDA Margin for these purposes. AboveNet’s management believes that Adjusted EBITDA and Adjusted EBITDA Margin trends can be used as indicators of whether the Company’s operations are able to produce sufficient operating cash flow to fund working capital needs, service debt obligations, and fund capital expenditures.

Adjusted EBITDA is also used by the Company for other purposes, including, management’s assessment of ongoing operations and as a measure for performance based compensation. However, the definition of adjusted EBITDA for other purposes may differ from the definition of Adjusted EBITDA used herein. For example, for 2009 and 2010 the definition of adjusted EBITDA in the Company’s incentive cash bonus plan excludes certain customer termination fees. Additionally, Adjusted EBITDA as used in this press release may not be calculated identically to similarly titled measures reported by other companies.

The Company also reviews revenue, net of contract termination revenue as well as revenue in local currency. Revenue, net of contract termination revenue shows the change in the Company’s recurring revenue from period to period excluding the impact of non-recurring contract termination revenue. Revenue in local currency shows the changes of foreign subsidiary revenue without the impact of currency fluctuations. Management believes these non-GAAP metrics provide helpful insight into revenue trends.

Conference Call
AboveNet will hold a conference call to report fourth quarter 2009 results at 10:00 a.m. ET today, March 10, 2010. The dial in number for the call is 866-394-9472, conference ID is 58532525. The call is also being webcast with an accompanying presentation, which can be accessed through the investor relations section of AboveNet’s website at http://investors.above.net. Please allow time to download the presentation before the call starts. A replay of the call will be available from 1:00 p.m. ET on March 10 until 11:59 p.m. ET on March 17. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, please dial 706-645-9291. The conference ID is the same as above. The webcast and the slide presentation will also be archived in the investor relations section of AboveNet's website for 90 days.

About AboveNet, Inc.
AboveNet, Inc. provides high-bandwidth connectivity solutions for business and carriers. Its private optical network delivers key network and IP services in and among top U.S. metro markets and globally. AboveNet's network is widely used in demanding markets such as financial services, media, health care, retail and government. For more information about AboveNet, please visit the Company’s website at www.above.net.

Forward Looking Statements
Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. We cannot assure you that the future results expressed or implied by the forward-looking statements will be achieved. Such statements are based on the current expectations and beliefs of the management of AboveNet, Inc. and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's financial and operating prospects, current economic trends and recessionary pressures, future opportunities, the Company's exposure to the financial services industry, and strength of competition and pricing. The Company's business could be materially adversely affected and the trading price of the Company's common stock could decline if these risks and uncertainties develop into actual events. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. A more detailed discussion of factors that may affect the Company's business or future financial results, is included in the Company's SEC filings, including, but not limited to, those described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. We discuss certain non-GAAP financial measures in this press release and provide the GAAP financial measures that correspond to such non-GAAP measures, as well as the reconciliation between the two.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share information)*

	December 31,
	2009	2008
ASSETS:
Current assets:
Cash and cash equivalents	$165.3	$87.1
Restricted cash and cash equivalents	3.7	3.5
Accounts receivable, net of allowances of $2.0 and $1.3 at December 31, 2009 and
2008, respectively	20.1	19.2
Prepaid costs and other current assets	13.5	9.8
Total current assets	202.6	119.6

Property and equipment, net of accumulated depreciation and amortization of $236.5 and
$207.4 at December 31, 2009 and 2008, respectively	469.1	398.4
Deferred tax assets	183.0	—
Other assets	7.3	5.9
Total assets	$862.0	$523.9

LIABILITIES:
Current liabilities:
Accounts payable	$10.7	$13.9
Accrued expenses, including income taxes payable	68.4	65.9
Deferred revenue - current portion	27.3	24.8
Note payable - current portion	7.6	3.2
Total current liabilities	114.0	107.8

Note payable	49.7	32.8
Deferred revenue	93.8	88.5
Other long-term liabilities	10.3	10.5
Total liabilities	267.8	239.6

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or
outstanding	—	—
Common stock, 30,000,000 shares authorized, $0.01 par value, 25,271,788 issued and
24,750,560 outstanding at December 31, 2009 and 23,219,474 issued and 22,716,602
outstanding at December 31, 2008	0.3	0.2
Additional paid-in capital	308.2	279.9
Treasury stock at cost, 521,228 and 502,872 shares at December 31, 2009 and 2008,
respectively	(16.7)	(16.3)
Accumulated other comprehensive loss	(9.0)	(9.3)
Retained earnings	311.4	29.8
Total shareholders’ equity	594.2	284.3
Total liabilities and shareholders’ equity	$862.0	$523.9

* All share information has been retroactively adjusted to reflect the two-for-one stock split, effective September 3, 2009.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share information)*

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Revenue	$94.3	$89.8	$360.1	$319.9

Costs of revenue (excluding depreciation and
amortization, shown separately below, and including
provision for equipment impairment of $0.3 for the
three months ended December 31, 2009, and $1.2 and
$0.4 for the years ended December 31, 2009 and 2008,
respectively)	35.1	31.5	130.7	126.0
Selling, general and administrative expenses	21.4	21.7	82.5	90.5
Depreciation and amortization	14.3	11.3	52.0	48.3

Operating income	23.5	25.3	94.9	55.1

Other income (expense):
Interest income	—	0.4	0.3	1.8
Interest expense	(1.2)	(1.2)	(4.8)	(3.9)
Other income (expense), net	1.7	(1.9)	3.6	(2.4)

Income before income taxes	24.0	22.6	94.0	50.6

(Benefit from) provision for income taxes	(182.9)	5.3	(187.6)	8.3

Net income	$206.9	$17.3	$281.6	$42.3

Income per share, basic:
Basic net income per share	$8.43	$0.76	$11.98	$1.93

Weighted average number of common shares	24,549,240	22,937,434	23,504,077	21,985,284

Income per share, diluted:
Diluted net income per share	$7.96	$0.71	$11.06	$1.73

Weighted average number of common shares	25,994,937	24,604,984	25,468,405	24,454,150

* All share and per share information has been retroactively adjusted to reflect the two-for-one stock split, effective September 3, 2009.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2009	2008
Cash flows provided by operating activities:
Net income	$281.6	$42.3
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	52.0	48.3
Reversal of valuation allowance on deferred tax assets	(183.0)	—
Provision for equipment impairment and asset abandonment	1.2	2.7
Provision for bad debts	0.9	0.7
Non-cash stock-based compensation expense	9.7	12.5
Loss (gain) on sale or disposition of property and equipment, net	1.3	(0.9)
Changes in operating working capital:
Accounts receivable	(1.2)	(5.6)
Prepaid costs and other current assets	(3.5)	1.8
Accounts payable	(3.4)	6.5
Accrued expenses	(4.6)	2.4
Other assets	(1.3)	(0.3)
Deferred revenue and other long-term liabilities	7.5	5.7
Net cash provided by operating activities	157.2	116.1
Cash flows used in investing activities:
Proceeds from sales of property and equipment	0.3	1.6
Purchases of property and equipment	(118.7)	(117.2)
Net cash used in investing activities	(118.4)	(115.6)
Cash flows provided by financing activities:
Proceeds from note payable, net of financing costs	24.5	33.6
Proceeds from exercise of options to purchase shares of common stock	10.0	—
Proceeds from exercise of warrants	8.7	10.7
Change in restricted cash and cash equivalents	(0.2)	1.4
Principal payments - note payable	(3.2)	—
Purchase of treasury stock	(0.4)	(2.9)
Principal payments - capital lease obligation	(0.5)	(0.2)
Net cash provided by financing activities	38.9	42.6
Effect of exchange rates on cash	0.5	(1.8)
Net increase in cash and cash equivalents	78.2	41.3
Cash and cash equivalents, beginning of year	87.1	45.8
Cash and cash equivalents, end of year	$165.3	$87.1

Supplemental cash flow information:
Cash paid for interest	$2.7	$2.1
Cash paid for income taxes	$2.8	$1.0

Non-cash financing activity:
Non-cash exercise of five year warrants at maturity	$—	$3.2
Non-cash purchase of shares into treasury	$—	$3.2

ABOVENET, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)
Reconciliation of Net Income to Adjusted EBITDA

NET INCOME	$206.9	$17.3	$281.6	$42.3
Interest income	—	(0.4)	(0.3)	(1.8)
Interest expense	1.2	1.2	4.8	3.9
Other (income) expense, net	(1.7)	1.9	(3.6)	2.4
(Benefit from) provision for income taxes	(182.9)	5.3	(187.6)	8.3

OPERATING INCOME	23.5	25.3	94.9	55.1

Depreciation and amortization	14.3	11.3	52.0	48.3
Non-cash stock-based compensation	1.4	2.9	9.7	12.5

Adjusted EBITDA	$39.2	$39.5	$156.6	$115.9

Calculation of Adjusted EBITDA Margins

Adjusted EBITDA	$39.2	$39.5	$156.6	$115.9
Revenue	$94.3	$89.8	$360.1	$319.9
Adjusted EBITDA Margin	41.6%	44.0%	43.5%	36.2%

Reconciliation of Revenue to Revenue, Net of Contract Termination Revenue

Revenue	$94.3	$89.8	$360.1	$319.9
Less: Contract Termination Revenue	(0.9)	(8.7)	(3.9)	(15.4)

Revenue, Net of Contract Termination Revenue	$93.4	$81.1	$356.2	$304.5